SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement.
☐	Confidential, for Use of the Commissioner Only (as permitted by Rule 14c-5(d)(2)).
☒	Definitive information statement.

CNI Charter Funds
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:  N/A

(2)  Aggregate number of securities to which transaction applies: N/A

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  N/A

(4)  Proposed maximum aggregate value of transaction:  N/A

(5)  Total fee paid:  $0

☐	Fee paid previously with preliminary materials. N/A

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid: N/A

(2)   Form, Schedule or Registration Statement No.:  N/A

(3)   Filing Party: N/A

(4)   Date Filed:  N/A

IMPORTANT NEWS ABOUT CNI CHARTER FUNDS

May 29, 2008

To the Shareholders of the AHA Diversified Equity Fund:

CNI Charter Funds appointed Turner Investment Partners, Inc. as sub-adviser to a portion of the AHA Diversified Equity Fund, effective February 29, 2008.

Each of AMBS Investment Counsel, LLC, Freeman Associates Investment Management LLC and SKBA Capital Management, LLC continues to manage a portion of the Fund.  CCM Advisors, LLC continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Turner Investment Partners.  Please take a few moments to read them.  Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in CNI Charter Funds.

Sincerely,

/s/ Richard Weiss
Richard Weiss
President & Chief Executive Officer

CNI CHARTER FUNDS

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
AHA DIVERSIFIED EQUITY FUND

This document is an Information Statement and is being furnished to shareholders of the AHA Diversified Equity Fund (the “Fund”), a series of CNI Charter Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”).  CCM Advisors, LLC (“CCMA”) serves as the investment adviser for the Fund.  The exemption order permits CCMA and the Board of Trustees of the Trust (the “Board”) to employ additional sub-advisers, terminate sub-advisers, and modify sub-advisory agreements without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually.  In addition, under the SEC order, if CCMA and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about May 29, 2008 to the shareholders of the Fund of record as of May 1, 2008 (the “Record Date”).  The Fund will pay the expenses of preparing this Information Statement.  As of the Record Date, 5,655,552.87 Institutional Class shares and 599,137.19 Class N shares of the Fund were issued and outstanding.  Appendix A lists shareholders who owned beneficially more than 5% of the shares of the Fund as of the Record Date.  To the knowledge of CCMA, the executive officers and trustees of the Trust as a group owned less than 1% of the outstanding shares of the Fund and of the Trust as of the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY.

 PLEASE DO NOT SEND US A PROXY.

Appointment of Turner Investment Partners, Inc. as a Sub-Adviser to the AHA Diversified Equity Fund

On February 28, 2008, the Board approved the appointment of Turner Investment Partners, Inc.  (“Turner”) as sub-adviser to a portion of the AHA Diversified Equity Fund (the “Fund”).  As the Fund’s investment adviser, CCM Advisors, LLC (“CCMA”) oversees Turner as a sub-adviser to a portion of the Fund.  CCMA entered into a sub-advisory agreement with Turner (the “Agreement”) effective February 29, 2008, to manage a portion of the Fund, subject to the supervision of CCMA and the Board.

No officers of the Trust or trustees of the Trust (each a “Trustee”) are officers, employees, directors, managers or members of Turner.  In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in Turner, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Turner, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its February 28, 2008, meeting, in connection with its review of the Turner sub-advisory agreement, the Board considered a variety of matters, including the background, education and experience of Turner’s key portfolio management and operational personnel; Turner’s overall financial strength and stability; its regulatory compliance systems and procedures; its resources and ability to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of its organization.  The Board also reviewed Turner’s investment philosophy and processes as well as its brokerage, trading and soft dollar practices.

The Board reviewed information regarding the historical performance of Turner’s core growth equity composite, noting that the returns of Turner’s composite were significantly higher than those of the Russell 1000 Growth Index for the one-, three-, five-, seven-, and ten-year and since-inception periods ended December 31, 2007.

The Board also reviewed information regarding the advisory fees proposed to be charged under the Turner sub-advisory agreement, noting that those fees were within the range of fees charged by Turner to other investment companies and institutional clients. The Board noted that CCMA pays the Fund’s sub-advisory fees out of CCMA’s advisory fee, and that the Fund’s asset levels currently were not so substantial that they could lead to significant economies of scale.

The Board also considered information prepared by Turner relating to its projected costs and profits with respect to the Fund.  The Board recognized that Turner would not receive benefits other than investment advisory fees as a result of its relationship with the Fund, except the intangible benefits of any reputation enhancement and exposure within the community of investment management companies arising in connection with the Fund’s performance.

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the proposed Turner sub-advisory agreement represents fair and reasonable compensation in light of the nature and quality of the services proposed to be provided by Turner to the Fund and its shareholders, and that approval of the sub-advisory agreement is in the best interest of both the Fund and its shareholders.

Turner Investment Partners, Inc.

Turner is located at 1205 Westlakes Dr., Suite 100, Berwyn, Pennsylvania 19312, is employee-owned and has been providing investment advisory services to clients such as pension funds, foundations, public companies, other asset managers, financial advisors, and individuals since 1990.  As of March 31, 2008, Turner managed assets of approximately $25.4 billion.

Day-to-day management of the portion of the AHA Diversified Equity Fund managed by Turner is the responsibility of its Core Growth Equity Investment Team, which is led by Robert E. Turner with co-managers Mark D. Turner, Robb J. Parlanti and Halie W. O’Shea.  Robert E. Turner is Chairman and Chief Investment Officer of Turner and co-founded Turner in 1990.  He was previously Senior Investment Manager with Meridian Investment Company, and has 27 years of investment experience.  Mark D. Turner is President and Senior Portfolio Manager/Security Analyst of Turner, and co-founded Turner in 1990.  He was previously Vice President and Senior Portfolio Manager with First Maryland Asset Management, and has 26 years of investment experience.  Mr. Parlanti, Senior Portfolio Manager/Security Analyst, joined Turner in 1993.  He was previously Assistant Vice President and Portfolio Manager at PNC Bank, and has 21 years of investment experience.  Ms. O'Shea, Portfolio Manager/Security Analyst, joined Turner in 2003.  She was previously an Equity Research Associate with Janney Montgomery Scott, and has 15 years of investment experience.

Terms of Sub-Advisory Agreement

The Agreement will continue in force until February 28, 2010, unless sooner terminated.  The Agreement will continue in force from year to year thereafter with respect to the Fund so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to the Fund at any time without payment of any penalty by CCMA or Turner on sixty days’ prior written notice to the other party.  The Agreement may also be terminated with respect to the Fund at any time without payment of any penalty by action of the Board or by a vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) on sixty days prior written notice to Turner.  In addition, the Agreement may be terminated with respect to the Fund at any time upon written notice, without payment of any penalty, by CCMA, the Board, or a vote of a majority of the outstanding voting securities of the Fund if Turner or any of its officers or directors has breached any representation or warranty in the Agreement or has taken any action which results in a material breach of Turner’s covenants under the Agreement.  The Agreement will automatically terminate with respect to the Fund if the Investment Management Agreement between CCMA and the Trust with respect to the Fund is terminated, assigned or not renewed.

Turner is entitled to an annual fee for its investment advisory services equal to 0.45% of the average daily net assets of Turner’s portion of the Fund up to $25 million, and 0.40% of the average daily net assets of the balance of Turner’s portion of the Fund.  All sub-advisory fees are paid by CCMA and not the Fund.  Because CCMA pays Turner out of its own fees received from the Fund, there is no “duplication” of advisory fees paid.  There will be no increase in advisory fees to the Fund and its shareholders in connection with the approval of Turner as sub-adviser to a portion of the Fund.

Additional Disclosure Regarding Turner Investment Partners, Inc.

The names and principal occupations of the principal executive officers and directors of Turner are listed below:

Name	Principal Occupation/Title
Thomas R. Trala	Chief Operating and Financial Officer, Secretary
Robert E. Turner	Chairman/Chief Investment Officer
Mark D. Turner	Vice Chairman, President and Sr. Portfolio Manager
Christopher K. McHugh	Director, Vice President and Sr. Portfolio Manager
Brian F. McNally	General Counsel and Chief Compliance Officer
Glenn A. Dever	Chief Marketing Officer

Each of the principal executive officers and directors of Turner is located at 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312.

The following information was provided by Turner regarding the other mutual funds for which it serves as investment adviser or sub-adviser and which have investment objectives similar to that of the Fund:

Fund (Role of Turner)	Fee Rate	Net Assets as of May 1, 2008
Turner Core Growth Fund (Investment Adviser)	0.60%	$651.9 million
MFund - Turner Core Growth Fund (Sub-Adviser)	0.30%	$165.3 million
Old Mutual Large Cap Growth Portfolio (Sub-Adviser)
0.50% on the first $300 million
0.45% on the next $200 million
0.40% on the next $250 million
0.35% on the next $250 million
0.30% on the next $500 million
.025% on the next $500 million
.020% on the balance
		$5.0 million

Turner believes that any differences in contractual fees can be explained by one or more of the following:

•	An account may be an early adopter of the strategy.
•	The current/potential asset size of the account.
•	The capacity of the particular strategy prior to the account’s establishment.
•	Number of client accounts already established with Turner.

Regarding levels of service, Turner believes that frequency of reporting and the level of staffing required with respect to registered investment companies are generally higher than they are for institutional accounts with similar objectives.

General Information

The principal executive offices of the Trust are located at 400 North Roxbury Drive, Beverly Hills, California 90210.  The principal executive offices of CCMA are located at 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603.   The Trust’s administrator is SEI Global Funds Services, Inc., the Trust’s transfer agent is SEI Investments Management Corporation (d.b.a. SEI Institutional Transfer Agency), and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456.  The Trust’s custodian is U.S. Bank, N.A., 50 South 16th Street, Philadelphia, Pennsylvania 19102. Counsel to the Trust is Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to CNI Charter Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the AHA Diversified Equity Fund

Shareholder	Class	Percentage of Total Outstanding Shares of Class

Investors Bank Trust FBO Various R Plans 4 Manhattanville Rd Purchase, NY 10577-2139	Institutional	22.73%
Baptist Health Care Corporation 1000 W Moreno Street Pensacola, FL 32522-7500	Institutional	16.36%
National Financial Services LLC 1 World Financial Center 200 Liberty St New York, NY 10281-1003	Institutional	9.86%
Trinity Medical Center 380 Summit Ave Steubenville, OH 43952-2699	Institutional	5.94%
Jupiter & Co c/o Investors Bank & Trust 200 Clarendon St 090 Boston, MA 02116-5021	Institutional	5.18%
Patterson & Co FBO Dearborn County Hospital 1525 W W.T. Harris Blvd. Charlotte, NC 28288-1151	Institutional	5.12%
The Saratoga Hospital U/A 12/18/2003 211 Church St Saratoga Springs, NY 12866-1046	Institutional	5.12%
Lewistown Hospital 400 Highland Avenue Lewistown, PA 17044-1167	Institutional	7.32%

Shareholder	Class	Percentage of Total Outstanding Shares of Class

National Financial Services LLC 1 World Financial Center 200 Liberty Street New York, NY 10281-1003	Class N	40.84%
UBS Financial Services FBO Mohini Pai Traditional IRA 324 Sheridan Rd. Kenilworth, IL 60043-1219	Class N	7.40%
Mohini Pai Ttee FBO Mohini Pai Revocable Trust U/A 9/29/98 324 Sheridan Rd. Kenilworth, IL 60043-1219	Class N	7.10%